EXHIBIT 107.1
Calculation of Filing Fee Table
FORM S-3
(Form Type)

X4 PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(h)	59,893,548	$3.3000	$197,648,708	0.0001531	$30,260.02	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$197,648,708		$30,260.02
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due							$30,260.02
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) The amount registered consists of up to (i) 11,040,776 shares of Common Stock held by certain selling stockholders and (ii) 48,852,772 shares of Common Stock issuable upon the exercise of pre-funded warrants held by certain selling stockholders.

(3) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on The Nasdaq Capital Market on September 3, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).